As filed with the Securities and Exchange Commission on December 29, 2014

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLORI ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4527741
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

4315 South Drive, Houston, Texas	77053
(Address of Principal Executive Offices)	(Zip Code)

Glori Energy Inc. 2014 Long Term Incentive Plan

(Full title of the plan)

Victor M. Perez

Chief Financial Officer

4315 South Drive
Houston, Texas 7753

Telephone: 713-237-8880

Copies to:

Charles D. Powell

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Telephone: (713) 651-5557

Facsimile: (713) 651-5246

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	2,000,000 shares	$4.29	$8,580,000	$997

(1) Pursuant to Rule 416 under the Securities Act (the “Securities Act”) this registration statement on Form S-8 (the “Registration Statement”) also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of Common Stock on December 26, 2014, as reported on NASDAQ, of $4.29.

part i

information required in the section 10(A) prospectus

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the Glori Energy Inc. Long Term Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

Glori Energy Inc. (“Glori Energy,” the “Company,” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)          The Company’s prospectus included in the Company’s Registration Statement on Form S-4 (File No. 333-193387), which includes audited financial statements for the Company’s latest fiscal year;

(ii)         The Company’s (a) Current Reports on Form 8-K filed on April 18, 2014 (as amended on May 2, 2014 and May 15, 2014), May 6, 2014, June 17, 2014, August 15, 2014, August 29, 2014, November 20, 2014, December 10, 2014, and December 19, 2014; (b) Current Report on Form 8-K12g-3 on August 7, 2014 (as amended on August 7, 2014); (c) Quarterly Reports on Form 10-Q filed on August 13, 2014 and November 12, 2014; and (d) Form 20-F on July 31, 2014;

(iii)        The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-193387), which was incorporated by reference into the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2014 (as amended on May 2, 2014 and May 15, 2014);

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interest of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Article IX of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) (Exhibit 3.3 of the Company’s Current Report on Form 8-K/A filed with the SEC on May 2, 2014), provides, in part, as follows:

1.          To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.          The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to employee benefit plans, against expenses (including without limitation attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

3.          The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to employee benefit plans, against expenses (including without limitation attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his or her service as a director, officer, employee or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 145(b) of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith, provided that indemnification provided for by Section 145 of the DGCL, or granted pursuant thereto, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterest directors or otherwise, and empowers the corporation to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such director or officer against such liabilities under Section 145 of the DGCL.

The Company’s bylaws include provisions relating to indemnification rights consistent with those set forth in the Company’s charter and also contain provisions regarding advancement to officers and directors of the Company of expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of final disposition. In addition, the Company’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Company within 60 days after a written claim therefor has been received by the Company. The Company’s bylaws also permit the Company to purchase and maintain insurance to protect any person who was or is a director, officer, employee or agent of the Company or is serving as a director, officer, employee or agent at another corporation, partnership, joint venture, trust or other enterprise, at the Company’s request, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

In addition, the Company is party to employment agreements with Stuart M. Page, Victor M. Perez and William M. Bierhaus III, each of which provide for various indemnity obligations by the Company (Exhibits 10.2, 10.3 and 10.4, respectively, of the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2014).

On April 14, 2014, the Company entered into indemnification agreements (the “Indemnification Agreements”) with each executive officer and director of the Company (each an “Indemnitee”). The Company has entered into similar indemnification agreements with directors who commenced their service after April 14, 2014. The Indemnification Agreements supplement the indemnification rights provided under the Company Charter and the Company’s bylaws and applicable law. The Indemnification Agreements provide, among other things, that the Company will indemnify each Indemnitee against all expenses (as defined in the Indemnification Agreements) and liabilities incurred in connection with his or her service as an executive officer or director to the fullest extent permitted by applicable law. The Indemnification Agreements also provide procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses. The form of Indemnification Agreement has been filed with the Commission as Exhibit 10.16 of the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2014).

The Company maintains directors’ and officers’ insurance that covers its directors and officers for specific liabilities, including coverage of public securities matters. The indemnification provisions in the Company’s Charter, the Company bylaws, and the above referenced indemnity agreements may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities arising under the Securities Act.

ITEM 7. Exemption from Registration Claimed.

Not Applicable.

ITEM 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Glori Energy Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on May 2, 2014)
4.2	Amended and Restated Bylaws of Glori Energy Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 18, 2014)
5.1*	Opinion of Fulbright & Jaworski LLP regarding legality of securities being registered
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm
23.2*	Consent of BDO Ziv Haft
23.3*	Consent of Fulbright & Jaworski LLP (contained in Exhibit 5.1)
23.4*	Consent of Grant Thornton LLP, independent registered public accounting firm
24.1*	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Glori Energy Inc. 2014 Long Term Incentive Plan
99.2*	Form of Employee Incentive Stock Option Award Agreement
99.3*	Form of Employee Nonqualified Stock Option Award Agreement
99.4*	Form of Employee Restricted Stock Award Agreement
99.5*	Form of Director Restricted Stock Award Agreement
99.6*	Form of Director Nonqualified Stock Option Award Agreement
99.7*	Form of Consultant Restricted Stock Award Agreement
99.8*	Form of Consultant Nonqualified Stock Option Award Agreement

_______________
* Filed herewith.

ITEM 9.    Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 29, 2014.

GLORI ENERGY INC.

By:	/s/ Stuart M. Page
Stuart M. Page
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Glori Energy Inc., hereby severally constitute and appoint Stuart Page and Victor M. Perez, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stuart M. Page	President, Chief Executive Officer, and	December 29, 2014
Stuart M. Page	Director (principal executive officer)

/s/ Victor M. Perez	Chief Financial Officer (principal financial	December 29, 2014
Victor M. Perez	officer and principal accounting officer)

/s/ John Clarke	Director	December 29, 2014
John Clarke

/s/ Mark Chess	Director	December 29, 2014
Mark Chess

/s/ Rocky Duckworth	Director	December 29, 2014
Rocky Duckworth

/s/ Matthew Gibbs	Director	December 29, 2014
Matthew Gibbs

/s/ Thomas O. Hicks	Director	December 29, 2014
Thomas O. Hicks

/s/ Dr. Ganesh Kishore	Director	December 29, 2014
Dr. Ganesh Kishore

/s/ James C. Musselman	Director	December 29, 2014
James C. Musselman

/s/ Mark Puckett	Director	December 29, 2014
Mark Puckett

/s/ Damon L. Rawie	Director	December 29, 2014
Damon L. Rawie

/s/ Jonathan Schulhof	Director	December 29, 2014
Jonathan Schulhof

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Glori Energy Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on May 2, 2014)
4.2	Amended and Restated Bylaws of Glori Energy Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 18, 2014)
5.1*	Opinion of Fulbright & Jaworski LLP regarding legality of securities being registered
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm
23.2*	Consent of BDO Ziv Haft
23.3*	Consent of Fulbright & Jaworski LLP (contained in Exhibit 5.1)
23.4*	Consent of Grant Thornton LLP, independent registered public accounting firm
24.1*	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Glori Energy Inc. 2014 Long Term Incentive Plan
99.2*	Form of Employee Incentive Stock Option Award Agreement
99.3*	Form of Employee Nonqualified Stock Option Award Agreement
99.4*	Form of Employee Restricted Stock Award Agreement
99.5*	Form of Director Restricted Stock Award Agreement
99.6*	Form of Director Nonqualified Stock Option Award Agreement
99.7*	Form of Consultant Restricted Stock Award Agreement
99.8*	Form of Consultant Nonqualified Stock Option Award Agreement

_______________
* Filed herewith.